UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2024

WESTERN DIGITAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-08703	33-0956711
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5601 Great Oaks Parkway San Jose California	95119
(Address of Principal Executive Offices)	(Zip Code)

(408) 717-6000

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value Per Share	WDC	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

On March 3, 2024, SanDisk China Limited (“SanDisk China”), an indirect wholly-owned subsidiary of Western Digital Corporation (“Western Digital” or the “Company”) entered into an Equity Purchase Agreement (the “Equity Purchase Agreement”) with JCET Management Co., Ltd. (“JCET”), a wholly-owned subsidiary of JCET Group Co., Ltd., a Chinese publicly listed company, under which SanDisk China will sell to JCET a majority of the equity interest in SanDisk Semiconductor (Shanghai) Co. Ltd. (“SDSS”), an indirect wholly-owned subsidiary of Western Digital and a wholly-foreign owned enterprise incorporated as a limited liability company in the People’s Republic of China (“PRC”), thereby forming a joint venture between SanDisk China and JCET (the “Transaction”). Consummation of the Transaction (the “Closing”) is expected to occur in the third quarter of calendar 2024.

JCET will acquire 80% of the equity interest of SDSS for approximately $624 million based on a valuation of SDSS of $780 million. Payment will be made over five years as follows: (i) $218.4 million will be paid shortly after the Closing, subject to certain customary closing adjustments for cash, indebtedness and net working capital, (ii) $218.4 million will be paid in a second tranche closing at the later of January 1, 2025 and the date six months following the Closing, and (iii) the remaining $187.2 million will be paid in five equal installments of $37.44 million over the next five years following the Closing. The Company expects to use the proceeds to strengthen its financial position and flexibility as it moves toward completion of its previously announced separation of its HDD and Flash businesses.

After the Closing, JCET will own 80% of the equity interest in SDSS while SanDisk China will own the remaining 20%. Subject to completion of the ancillary agreements described below, the Company expects that the transaction will result in deconsolidation of SDSS and plans to account for its remaining indirect investment in the joint venture under the equity method of accounting.

The Equity Purchase Agreement includes customary representations, warranties and covenants, as well as customary interim covenants restricting SanDisk China from permitting SDSS to take certain corporate actions in between signing of the Equity Purchase Agreement and the Closing. The Equity Purchase Agreement also contains customary post-closing indemnification obligations of each party with respect to breaches of their respective representations, warranties, covenants and agreements and certain non-compete and non-solicitation restrictions on the part of SanDisk China, subject to customary carve-outs.

The Closing is subject to the satisfaction or waiver of certain closing conditions, including, among other matters: (i) execution and delivery of certain ancillary agreements (as described below); (ii) receipt and completion of certain government approvals and registrations (including completing PRC anti-trust filings); (iii) the absence of law or order that would prohibit or prevent the consummation of the Transaction (“Restraint”); (iv) receipt of certain third party consents and other closing deliverables; (v) no material adverse effect having occurred and be continuing with respect to SDSS; and (vi) such other customary conditions set forth in the Equity Purchase Agreement.

The Equity Purchase Agreement may be terminated prior to Closing: (i) by either the Company or JCET in the event that (A) any Restraint becomes effective, final and non-appealable, (B) there is an uncured breach of a representation, warranty or covenant such that the conditions to Closing would not be satisfied, (C) either SanDisk China or JCET fails to consummate the Closing within five business days after the satisfaction or waiver of the conditions or such other date agreed by both parties, or (D) certain conditions have not been satisfied or waived by December 31, 2024; or (ii) by the mutual consent of the parties. SanDisk China may terminate the Equity Purchase Agreement after the Closing in the event it has not received the first installment of payment of purchase price within 20 business days following the Closing. In the event the Equity Purchase Agreement is terminated due to either party’s breach or failure to close after the satisfaction or waiver of the conditions, the breaching party shall pay to the other a termination fee in the amount of $10 million. In the event the Equity Purchase Agreement is terminated due to the failure to obtain the PRC anti-trust approval, JCET shall pay to SanDisk China a termination fee in the amount of $10 million.

The Equity Purchase Agreement contemplates various ancillary agreements to be delivered as of the Closing including: (i) a shareholders agreement governing the joint venture relationships from and after the Closing (the “Shareholders Agreement”); (ii) an intellectual property license agreement (the “IP License Agreement”); (iii) a manufacturing and supply agreement (the “Supply Agreement”); and (iv) a transition services agreement (the “Transition Services Agreement”).

The foregoing description of the Equity Purchase Agreement and the transactions contemplated thereby is only a summary and is qualified in its entirety by reference to the complete terms of the Equity Purchase Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending March 29, 2024.

Item 8.01.	Other Events

As a result of the Transaction described in Item 1.01 of this Current Report on Form 8-K, the Company expects to incur a modest reduction in annual operating expenses and a reduction in annual capital expenditures related to assembly and testing of Flash-based products. The Company also anticipates that the transition to a contract manufacturing model through SDSS will result in a small increase in the Company’s annual cost of revenue for Flash-based products.

In connection with the transactions contemplated by the Equity Purchase Agreement, the following ancillary agreements are expected to be entered into at the Closing:

Shareholders Agreement

At the Closing, SanDisk China, JCET and SDSS will enter into the Shareholders Agreement that will set forth the rights and obligations of the parties in the joint venture, including designation of board members (of which JCET will appoint three members and SanDisk China will appoint two members) and officers. Under the Shareholders Agreement, SDSS will not be allowed to take certain corporate actions without requisite board or shareholder approvals. The Shareholders Agreement will also contain customary transfer restrictions (including a lock-up period), right of first refusal and co-sale rights, as well as certain call and put options with respect to the respective equity interest held by SanDisk China in SDSS.

IP License Agreement

At the Closing, SDSS will enter into the IP License Agreement with a subsidiary of Western Digital. Under the IP License Agreement, SDSS will be granted limited licenses to certain intellectual property rights owned and used by Western Digital on a royalty-free basis for use in manufacturing products on behalf of one or more subsidiaries or affiliates of Western Digital (“WD Buyer”) for the term of and pursuant to the Supply Agreement. Products manufactured by SDSS for or on behalf of any third-party customers utilizing or infringing any such Western Digital intellectual property rights will be subject to a royalty payment obligation to be mutually agreed upon by the parties.

Supply Agreement

At the Closing, SDSS will enter into the Supply Agreement with WD Buyer pursuant to which SDSS will agree to supply to WD Buyer certain Flash-based products manufactured by SDSS for a specified period of time following the Closing. These products may include Flash memory cards, embedded Flash products, and Flash components.

The initial term of the Supply Agreement will be five years and will automatically renew for additional 12-month periods unless either party notifies the other party of its intent to terminate.

WD Buyer is expected to be the primary customer of SDSS for at least the initial term of the Supply Agreement, and has agreed to minimum purchases to meet specified revenue targets for the initial term. If WD Buyer does not meet the minimum revenue targets, Western Digital will be required to compensate SDSS for a predetermined gross profit corresponding to the portion of the unmet revenue targets. During the initial term, SDSS will not provide products or services to Western Digital’s competitors without Western Digital’s consent.

Transition Services Agreement

At the Closing, SDSS will enter into the Transition Services Agreement with SanDisk China, under which SanDisk China and/or its permitted subcontractors will provide certain transitional information technology, financial, general managerial and other services for a limited duration in order to assist SDSS to manage its business in such manner as substantially conducted as of immediately prior to the Closing. SDSS will pay SanDisk China specified fees for the services provided and reimburse SanDisk China and its permitted subcontractors out-of-pocket expenses in providing such services.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of federal securities laws, including statements regarding expectations about the Transaction, including timing of the expected Closing, use of proceeds from the Transaction and supply of product to WD Buyer under the Supply Agreement and impact of the transaction on the Company’s operating expenses, capital expenditures and cost of revenue. These forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: the risk that a condition to the Closing may not be satisfied (or waived); the ability of each party to consummate the Transaction; that either party may terminate the Equity Purchase Agreement or that the Closing of the Transaction might be delayed or not occur at all; a failure to (or delay) in receiving PRC anti-trust approval of the Transaction; possible disruption related to the Transaction to the Company’s current plans or operations, including relationships with customers; the response of competitors to the Transaction; the Company’s ability to realize the expected benefits from the Transaction, including increased future cash flow via lower capital expenditures, operating expenses and working capital; the Company’s ability to satisfy manufacturing needs for its products after the initial term of the Equity Purchase Agreement; and other risks and uncertainties listed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K filed with the SEC on August 22, 2023 and Quarterly Reports on Form 10-Q filed with the SEC on November 7, 2023 and February 12, 2024 to which your attention is directed. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update or revise these forward-looking statements to reflect new information or events, except as required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Western Digital Corporation

Date: March 3, 2024	By:	/s/ Cynthia Tregillis
Cynthia Tregillis
Senior Vice President, Chief Legal Officer and Secretary